Exhibit 23.3

Feldman Financial Advisors, Inc.

1001 Connecticut Avenue, NW • Suite 840

Washington, DC 20036

202-467-6862 • (Fax) 202-467-6963

May 6, 2014

Board of Directors

Midstate Community Bank

6810 York Road

Baltimore, Maryland 21212

Members of the Board:

We hereby consent to the use of our firm’s name in the Application for Conversion, and amendments thereto, filed by Midstate Community Bank with the Federal Deposit Insurance Corporation, the Federal Reserve Board, and The Office of the Commissioner of Financial Regulation for the state of Maryland. We also consent to the use of our firm’s name in the Registration Statement on Form S-1, and amendments thereto, filed by Midstate Bancorp, Inc. with the Securities and Exchange Commission. Additionally, we consent to the inclusion of, summary of, and reference to our Conversion Valuation Appraisal Report in such filings and amendments, including the Prospectus of Midstate Bancorp, Inc.

Sincerely,

Feldman Financial Advisors, Inc.